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(BW)(WESTMINSTER-CAPITAL)(WI) WESTMINSTER PURCHASES 80 PERCENT OF ONE SOURCE
INDUSTRIES


Business Editors


  BEVERLY HILLS, Calif.--(BUSINESS WIRE)--Jan. 12, 1999--Westminster Capital Inc. (PCX:WI) Tuesday announced that it had acquired 80 percent of One Source Industries LLC.

  Westminster Capital paid $4.8 million at the closing for the 80 percent interest and may pay up to an additional $2.6 million in deferred contingent payments over the next four years, depending upon the audited results for 1998 and the performance of One Source for each year from 1999 through 2002. Drew Sherline, founder of One Source, retained 20 percent of the company.

  One Source reported preliminary results for 1998 (unaudited), showing net profits before taxes of $1.8 million on revenues of $10.2 million.

  In connection with the acquisition by Westminster Capital, Art Portugal has joined One Source as president and chief executive officer to head up management of the company. Portugal previously served as executive vice president for client services of PIA Merchandising Co. of Irvine, Calif., and has spent more than 25 years as an executive in sales management serving the food industry.

  Sherline will remain active in the management of the company and will serve as chairman. Sherline has specialized in meeting the packaging needs of consumer-products manufacturers since founding One Source in 1985.

  One Source, a privately held company, provides turnkey packaging and point-of-sale displays for a broad spectrum of consumer products ranging from computer software to food products. One Source provides display-packaging services nationwide from its facilities in Southern California and Memphis, Tenn.

  Westminster Capital has diversified operations, including group purchasing services for new-car dealerships through its wholly owned subsidiary, Westland Associates Inc., and telephone service to military personnel on U.S. Navy bases through its majority-owned subsidiary, Global Telecommunications.


           --30--DB/la* TJM/la

           CONTACT:  Westminster Capital Inc., Beverly Hills
                     Rui Guimarais, 310/278-1930